EXHIBIT 99.3

News Release            News Release            News Release            News Re

 [LOGO OF AMERICAN EXPRESS COMPANY]                  [LOGO OF HSBC]

FOR IMMEDIATE RELEASE

           HSBC AND AMERICAN EXPRESS ANNOUNCE CARD-ISSUING ALLIANCE

Prospect Heights, Ill, and New York, NY, December 23, 2005 -- HSBC - North America Holdings, Inc. and American Express today announced an agreement for HSBC to offer American Express-branded credit cards in the United States.

Under the terms of the agreement, HSBC will issue the cards, manage customer relationships and be responsible for all marketing, billing, charge authorizations and credit management. American Express will process transactions through its merchant network and the cards will be welcomed at millions of locations worldwide. HSBC expects to begin issuing cards in mid-2006. Financial terms of the agreement were not disclosed.

HSBC is one of the world's largest card issuers. The partnership with American Express will allow HSBC to expand its product range and offer broader choice, value and convenience to customers and prospects.

"HSBC is pleased to embark on a key partnership with American Express," said Walter Menezes, group executive-HSBC Card Services. "The addition of the American Express card to the existing HSBC product offerings will provide consumers with a broader scope of quality services."


"We are delighted to enter into this agreement with a world-class organization like HSBC," said Barry Rodrigues, executive vice president of American Express' Global Network Services. "We look forward to working closely with our newest partner to provide a compelling new line of premium products."


Separately, American Express announced that it will dismiss HSBC from its antitrust litigation against Visa, MasterCard and a number of major U.S. banks.

ABOUT HSBC - NORTH AMERICA HOLDINGS
HSBC - North America comprises all of HSBC's U.S. and Canadian businesses, including the former Household International businesses. The company's businesses serve more than 60 million customers in five key areas: personal financial services, consumer finance, commercial banking, private banking and corporate, investment banking and markets. Financial products and services are offered under the HSBC, HFC and Beneficial brands.


ABOUT AMERICAN EXPRESS
American Express Company is a diversified worldwide travel, financial and network services company, founded in 1850. It is a world leader in charge and credit cards, Travelers Cheques, travel, financial planning, and business services.


American Express has been aggressively pursuing a strategy of opening its merchant network to third party issuers around the world. By leveraging its global infrastructure and the powerful appeal of the American Express brand, American Express aims to gain even broader reach for its network worldwide. American Express has now established more than 90 card-issuing partnership arrangements in more than 100 countries.



Contacts:
Judy Tenzer
212.640.0555
Judy.G.Tenzer@aexp.com